Exhibit 4.2

SECOND ADDENDUM

This Second Addendum is made on the 10th day of November 2008

BETWEEN:

(1)	SIGNET GROUP PLC whose registered office is at 15 Golden Square, London, W1F 9JG and registered number is 477692 (the “Company”) and;

(2)	WALKER BOYD of Ivy Close Cottage, Wolverton, Stratford-upon-Avon CV37 0HH (“Mr Boyd”)

WHEREAS:

(A)	On 14 June 1995 the Company and Mr Boyd entered into a Service Agreement (the “Agreement”). The Agreement set out the terms agreed by the Company and Mr Boyd in relation to Mr Boyd’s employment with the Company. Words and expressions defined in the Agreement shall, where the context so admits, have the same meaning when used in this Second Addendum.

(B)	On 15 May 2000 the Company and Mr Boyd entered into an addendum to the Agreement (the “First Addendum”) which set out a number of variations to the terms contained in the Agreement as agreed by the parties.

(C)	The Company and Mr Boyd have now agreed to vary the terms contained in the Agreement (as amended by the First Addendum) as set out in this Second Addendum.

NOW IT IS HEREBY AGREED as follows:

1.	The definition of Change of Control contained in Clause 1 of the Agreement (as amended by the First Addendum) shall be deleted and replaced with the following:

“1.1	For the purposes of this Agreement, a “Change of Control” shall occur if, and when, any person (or persons acting in concert) obtains (or obtain) control of the Company or any holding company of the Company other than pursuant to a reorganisation or restructuring where there is no change in the shareholders of the ultimate holding company of the Company.

For the purposes of this definition

(A)	“control” means the power of a person (or persons acting in concert) to secure,

(i)	by means of the holding of shares or the possession of voting power in or in relation to that or any other company; or

(ii)	by virtue of any powers conferred by the Bye-Laws, articles of association or any other document regulating that or any other company,

that the affairs of the company are conducted in accordance with the wishes of that person (or those persons acting in concert);

(B)	the term “acting in concert” shall mean co-operating to obtain or consolidate control pursuant to an agreement or understanding (whether formal or informal); and

(C)	the term “holding company” shall have the same meaning as in section 736 of the Companies Act 1985.

2.	The terms of clause 1.3 of the Agreement (as amended by the First Addendum) shall be deleted.

3.	For the avoidance of doubt, the definition of Change of Control provided in clause 1 of this Second Addendum shall apply to the interpretation of clauses 4.2 and 4.3 of the Agreement (as amended by the First Addendum).

4.	All other terms and conditions contained in the Agreement (as amended by the First Addendum) shall remain in full force and effect with this Second Addendum upon execution being deemed incorporated therein.

IN WITNESS whereof the parties hereto have executed this Agreement as a Deed on the date written above.

Signed as a Deed	)

by WALKER BOYD	)

in the presence of:	)

Signed as a Deed	)

by SIGNET GROUP PLC	)

acting by	)

a director and	)

the Group company secretary	)

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